Exhibit 99.1

For Immediate Release...

George Gantz
603-773-6569
gantz@unitil.com

Unitil Files Plan for Approval of Acquisition of Northern Utilities

Hampton, NH – April 7, 2008: Unitil Corporation (AMEX: UTL) reported that regulatory filings were made with the Maine Public Utilities Commission (“MPUC”) and the New Hampshire Public Utilities Commission (“NHPUC”) on March 31, 2008 requesting approval for Unitil’s acquisition of the natural gas distribution company Northern Utilities (“Northern”). The filings include testimony on the benefits to Northern’s customers of the proposed acquisition and the synergies resulting from the transaction. The Company also notes that it will be retaining Northern’s current workforce and adding more than 40 new positions, primarily in the areas of gas engineering, operations and customer service.

“Unitil’s acquisition of Northern will provide net benefits to Northern’s customers in the form of an increased commitment to the communities served by Northern, synergistic savings and an experienced management team committed to ensuring service quality, safety and reliability,” according to the testimony of Mark H. Collin, Unitil’s Senior Vice President and Chief Financial Officer. “The acquisition will also increase Unitil’s total capitalization by over 60% and broaden Unitil’s financial base.”

In its filing, the Company reports that it intends to raise $160 million to finance the transaction in the form of long-term debt of varying maturities at fixed interest rates and newly issued common equity. The Company will seek to complete the financings prior to or concurrent with the close of the transaction.

Action by the MPUC and the NHPUC on Unitil’s request is expected by October 1, 2008.

Unitil (www.unitil.com) is a public utility holding company with utility subsidiaries providing electric service in New Hampshire and electric and gas service in Massachusetts. Unitil serves 115,000 customers in 37 communities in the capital and seacoast regions of New Hampshire and in north central Massachusetts. Upon consummation of the recently announced acquisition of Northern Utilities, Unitil will add 52,000 gas customers in 44 communities in Maine and New Hampshire. Usource L.L.C., Unitil’s non-regulated business, offers energy brokerage services to large energy users throughout the northeast.

Concerning Forward Looking Statements
This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to, the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation. For a detailed discussion of the important factors that affect Unitil that could cause actual results to differ from those expressed or implied in these forward-looking statements, please refer to Unitil’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission.